Exhibit 23.2

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, California

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Prospectus of American Technology Corporation for the registration of 2,272,137 shares of its common stock on this Form S-1 and to the incorporation by reference therein of our report dated January 5, 2007, with respect to the consolidated financial statements of American Technology Corporation for the fiscal years ended September 30, 2005 and September 30, 2006, appearing in the Annual Report on Form 10-K of American Technology Corporation for the year ended September 30, 2007.

/s/ Swenson Advisors LLP
San Diego, California
February 15, 2008